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                                                                    Exhibit 23.1




                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                             ------------------------


We consent to the inclusion in the Boston Capital Real Estate Investment Trust, Inc. Registration Statement on Form S-11 of our report dated August 28, 2003 on the audited Consolidated Financial Statements of BCMR Seattle, Inc. as of December 31, 2002 and for the period from November 1, 2002 (inception) through December 31, 2002 and of our report dated July 2, 2003 on the audited Combined Statement of Gross Income and Direct Operating Expenses of Alderwood Park Apartments, Ridgegate Apartments, Ridgetop Apartments, and Wellington Apartments (the "Communities") for the year ended December 31, 2002. We also consent to the reference to our firm under the caption "Experts."

                                               REZNICK FEDDER & SILVERMAN



Bethesda, Maryland
August 29, 2003